EXHIBIT 99.1

	FOR:	MERCER INTERNATIONAL INC.

	APPROVED BY:	Jimmy S.H. Lee
Chairman & President
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
For Immediate Release
Financial Dynamics
Investors: Eric Boyriven
Media: Scot Hoffman
(212) 850-5600

MERCER INTERNATIONAL INC. REPORTS 2005 FIRST QUARTER RESULTS

NEW YORK, NY, May 10, 2005 — Mercer International Inc. (NASDAQ: MERCS, TSX: MRI.U) today reported results for the first quarter of 2005.

Summary Selected Highlights

	Three Months Ended March 31,
	2005	2004
	(in thousands)
	(unaudited)
Results of Operations
Revenues	€97,893	€50,316
Loss from operations	(894)	(1,896)
Operating EBITDA(1)	10,093	4,397
Interest expense	(19,263)	(2,988)
Derivative financial instruments, net	(3,859)	(22,445)
Impairment of investments	(1,645)	—
Income tax (provision) benefit	(3,035)	20
Net loss	(19,667)	(18,966)
Loss per share (basic and diluted)	(0.77)	(1.11)

(1)	For a definition of Operating EBITDA, see page 6 of this press release and for a reconciliation of net loss to Operating EBITDA, see page 5 of the financial tables included in this press release.

	Three Months Ended March 31,
	2005	2004
	(ADMTs)
Other Data
Production by Product Class:
Pulp production by mill
Rosenthal	75,872	79,067
Stendal	107,981	—
Celgar	60,762	—

Total pulp production	244,615	79,067
Paper production	15,958	17,068

Total production	260,573	96,135

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Mercer Reports 2005 First Quarter Results	Page 2

	Three Months Ended March 31,
	2005	2004
	(ADMTs)

Sales Volume by Product Class:
Pulp sales volume by mill
Rosenthal	78,804	81,493
Stendal	102,073	—
Celgar	18,347	—

Total pulp sales volume	199,224	81,493
Paper sales volume	16,638	17,406

Total sales volume	215,862	98,899

	(per ADMT)
Average Prices:
Pulp(1)	€490 ($642)	€464 ($580)
Paper(2)	€970	€917
Mill Net Realizations:
Pulp	€409	€416
Paper	€924	€879

(1)	Average list prices for NBSK pulp in Europe.

(2)	Average weighted gross prices for the Company’s paper products.

Certain key factors affecting our 2005 first quarter results include:

•	Revenues in the current quarter increased by €47.6 million over the prior period of 2004 to €97.9 million, primarily from the inclusion of production and sales from our Stendal pulp mill and, to a much lesser extent, sales from the newly acquired Celgar mill. In the current period, sales from the Celgar mill were well below customary levels as we owned the mill for only six weeks and rebuilt its finished goods inventory to normalized levels. We did not purchase any finished goods inventory when we acquired the Celgar mill in February 2005.

•	Interest expense increased to €19.3 million in the current quarter from €3.0 million in the prior quarter of 2004. The completion of the Stendal mill resulted in our expensing €11.8 million of the associated interest in the current period versus capitalizing almost all of such interest expense in the comparative period. In the current quarter, we also had interest expense of €2.7 million relating to our $310 million 9.25% senior notes issued in February 2005.

•	We recorded a net loss of €3.9 million on the marked-to-market valuation of our derivatives in the current quarter primarily due to the strengthening of the U.S. dollar versus the Euro at the end of the quarter.

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Mercer Reports 2005 First Quarter Results	Page 3

•	During the current quarter, we wrote down the value of certain legacy investments in the amount of €1.6 million which are unrelated to our operations due to the uncertainty surrounding these investments.

•	We recorded a non-cash provision for income taxes of €3.0 million in the current quarter against our deferred income tax asset.

•	Pulp markets in Europe were generally stable in the first quarter of 2005. List prices for NBSK pulp in Europe increased to $642 per ADMT, but such increase was partially offset by the continuing overall weakness of the U.S. dollar versus the Euro.

	As at		As at
	March 31,		December 31,
	2005		2004
	(in thousands)
	(unaudited)

Financial Position
Cash and cash equivalents	€114,096		€49,568
Cash restricted	70,421		45,295
Receivables	64,058		54,687
Inventories	81,330		52,898
Prepaid expenses and other	5,481		4,961
Accounts payable and accrued expenses	82,778		56,542
Construction costs payable	67,737		65,436
Debt, current portion	102,269		107,090
Working capital (deficit)	82,602		(21,659)
Property, plant and equipment	1,109,765		936,035
Total assets	1,531,440		1,255,649
Long-term liabilities	1,038,450	(1)	863,840
Shareholders’ equity	240,206		162,741

(1)	Includes €25.5 million outstanding under the revolving credit facilities for the Rosenthal and Celgar mills.

We had good liquidity at March 31, 2005. Certain key factors affecting our liquidity include:

•	We had unrestricted cash and cash equivalents of €114.1 million.

•	The current Stendal construction costs payable of €67.7 million will be paid from restricted cash of €70.4 million held for such purpose.

•	We qualified for investment grants relating to the Stendal mill totaling approximately €65.9 million at March 31, 2005 and expect to qualify for additional grants totaling €22.6 million from the federal and state governments of Germany, which we expect to receive in 2005. These grants, when received, will be applied to repay the €100.0 million of the current portion of our debt of €102.3 million that has been drawn under a dedicated tranche of the Stendal loan facility. Under our accounting policies, we do not record these government grants until they are received. The balance outstanding under this

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Mercer Reports 2005 First Quarter Results	Page 4

dedicated tranche of the Stendal loan facility will be substantially paid from VAT credits we expect to receive in the ordinary course.

•	Without giving effect to any government grants we expect to receive for the Stendal mill, we had net working capital of €82.6 million at March 31, 2005.

Results of Operations — 2005 First Quarter

     Revenues for the three months ended March 31, 2005 increased to €97.9 million from €50.3 million in the comparative period of 2004, primarily because of higher pulp sales resulting from the inclusion of sales from our Stendal mill. In the three months ended March 31, 2005, the Stendal mill sold 102,073 ADMTs of NBSK pulp and had sales of €40.8 million. Pulp sales from the Celgar mill for the quarter were well below customary levels as we rebuilt the finished goods inventory at the mill, which we did not purchase as part of its acquisition, and we only operated the mill for six weeks.

     Cost of sales and general, administrative and other expenses in the first quarter of 2005 increased to €98.8 million from €52.2 million in the comparative period of 2004, primarily as a result of the inclusion of production from our Stendal mill and the operations of the Celgar mill.

     For the 2005 first quarter, revenues from our pulp operations increased to €84.1 million from €35.4 million in the same period a year ago, primarily as a result of the inclusion of production from our Stendal mill and higher pulp prices. List prices for NBSK pulp in Europe were approximately €490 ($642) per ADMT in the first quarter of 2005, approximately €464 ($580) per ADMT in the first quarter of last year and approximately €466 ($603) in the fourth quarter of 2004. The increase in NBSK pulp prices was partially offset by the overall weakness of the U.S. dollar versus the Euro. Pulp sales by volume were 199,224 ADMTs in the current quarter, 81,493 ADMTs in the comparative quarter of 2004 and 192,254 ADMTs in the fourth quarter of last year.

     Pulp sales realizations decreased to €409 per ADMT on average in the 2005 first quarter from €416 per ADMT in the 2004 first quarter, primarily as a result of lower price realizations of the Stendal mill during the quarter when it sold pulp at a discounted price as a result of its start up. We expect that such discount will be eliminated during the year. In the first quarter of 2005, producers generally were affected by higher discounts to pulp list prices than previously.

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Mercer Reports 2005 First Quarter Results	Page 5

     Cost of sales and general, administrative and other expenses for the pulp operations increased to €82.8 million in the 2005 first quarter from €36.1 million in the first quarter of 2004, primarily as a result of the inclusion of €37.1 million of operating costs related to the Stendal mill and the operations of the Celgar mill.

     Depreciation for the pulp operations increased to €10.8 million in the current quarter, from €5.6 million in the first quarter of 2004, primarily as a result of the inclusion of €6.7 million of depreciation from the Stendal mill, partially offset by lower depreciation at the Rosenthal mill.

     For the first quarter of 2005, our pulp operations generated operating income of €1.3 million, versus an operating loss of €0.7 million in the first quarter of 2004, primarily as a result of lower operating, depreciation and other costs at our Rosenthal mill.

     Revenues from our paper operations in the current quarter were €15.4 million, compared with €15.3 million in the same period of last year. For the first quarter of 2005, total paper sales volumes were 16,638 ADMTs, versus 17,406 ADMTs in the first quarter of 2004 due to a shift in the product mix at our paper mills. Average prices realized on our paper products in the current quarter increased slightly, reflecting the shift in the product mix.

     Cost of sales and general, administrative and other expenses for the paper operations in the first quarter of 2005 decreased slightly to €15.6 million from €15.7 million in the comparative quarter of 2004.

     For the 2005 first quarter, our paper operations generated an operating loss of €0.3 million, compared to an operating loss of €0.4 million in the first quarter of 2004.

     In the first quarter of 2005, we had a loss from operations of €0.9 million, compared to €1.9 million in the same period last year, primarily as a result of operating losses from our Stendal mill.

     Interest expense in the first quarter of 2005 increased to €19.3 million from €3.0 million in the year ago period, due to the expensing of interest of €11.8 million relating to the Stendal mill and higher borrowings resulting primarily from our $310 million senior note issue in February 2005. In the first quarter of 2004, substantially all of the interest associated with the Stendal mill was capitalized.

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Mercer Reports 2005 First Quarter Results	Page 6

     In the first quarter of 2005, Stendal entered into certain foreign currency derivatives to swap a portion of its long-term bank debt from Euros to U.S. dollars and certain currency forwards and we recorded a net non-cash holding loss of €4.1 million before minority interests upon the marked to market valuation of such derivatives due to the strengthening of the U.S. dollar versus the Euro at the end of the quarter. In the first quarter of 2004, we recorded a net non-cash holding loss of €5.0 million before minority interests on our then outstanding currency derivatives of Rosenthal and Stendal. In the first quarter of 2005, we also recorded a marginal net gain before minority interests on the marked to market valuation of the Stendal interest rate derivatives and settlement of the Rosenthal interest rate derivatives versus a net non-cash holding loss thereon of €17.5 million before minority interests in the first quarter of 2004.

     In the first quarter of 2005, minority interest, representing the two minority shareholders’ proportionate interest in the Stendal mill, was €6.6 million, compared to €7.4 million in the first quarter of 2004.

     On May 6, 2005, our management determined to record, and our Audit Committee approved, an adjustment of €1.6 million for the non-cash impact of other-than-temporary impairment losses on our available-for-sale securities and a loan receivable that relate to an investment in a venture company, which is a legacy investment that we have held since approximately 1996. In April 2005, the venture company proposed to place itself into liquidation. As a result, management determined to record impairment charges sufficient to reduce its investment to the net amount estimated to be recovered. We do not currently expect the impairment charge to result in any future cash expenditures.

     We reported a net loss for the first quarter of 2005 of €19.7 million, or €0.77 per basic and diluted share, which reflected the interest expense related to our Stendal mill of €11.8 million, the net losses on our derivatives of €3.9 million and the non-cash impairment charge of €1.6 million relating to investments. In the first quarter of 2004, we reported a net loss of €19.0 million, or €1.11 per basic and diluted share.

     We generated “Operating EBITDA” of €10.1 million and €4.4 million in the three months ended March 31, 2005 and 2004, respectively. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income

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Mercer Reports 2005 First Quarter Results	Page 7

as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

     Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

     At March 31, 2005, our cash and cash equivalents were €114.1 million, compared to €49.6 million at December 31, 2004. We also had €70.4 million of cash restricted to pay current Stendal construction costs payable of €67.7 million at March 31, 2005. We also had €19.1 million of cash restricted in a debt service account for the project financing for the Stendal mill. At March 31, 2005, we qualified for investment grants related to the Stendal mill totaling approximately €65.9 million, and expect to qualify for additional investment grants totaling €22.6 million, from the federal and state governments of Germany, which we expect to receive in 2005. These grants, when received, will be applied to repay the amounts drawn under the current portion of a dedicated tranche of the Stendal loan facility. Under our accounting policies, we do not record these grants until they are received. The balance outstanding under this dedicated tranche of the Stendal loan facility will be substantially paid from VAT credits we expect to receive in the ordinary course.

President’s Comments

     Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are very excited about the prospects for the Celgar pulp mill which we acquired in February 2005. We believe there are a number of opportunities to enhance its performance. Sales from the Celgar mill in the first quarter were well below customary levels as we only owned it for six weeks during the period and the mill had to rebuild its finished goods inventory which we did not purchase when we acquired it.”

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Mercer Reports 2005 First Quarter Results	Page 8

     Mr. Lee also stated: “We are generally pleased with the ramp up of our Stendal mill which is proceeding substantially as planned. Although there were some minor outages and trips, they were rectified as part of the ramp up. The mill produced pulp at approximately 82% of its rated capacity in the first quarter of 2005.” He added: “In the first quarter, we delivered an acceptance certificate and assumed responsibility for the operation of the Stendal mill. In connection therewith, the main contractor for the mill and certain suppliers have agreed to implement certain additional measures, which include the installation of two additional digesters and making improvements to the NCG boiler and water treatment plant. These additional measures should be completed by the end of 2005 and increase the production capacity of the Stendal mill to over 600,000 ADMTs per annum.”

     Mr. Lee continued: “Our results for the first quarter of 2005 are reflective of generally stable pulp markets in Europe, the higher production from our Stendal mill and the partial results of the Celgar mill. Although NBSK pulp prices in Europe generally improved, such improvements were partially offset by the overall weakness of the U.S. dollar which fell by approximately 6.5% versus the Euro since the end of the first quarter of 2004.”

     Mr. Lee continued: “Currently, European pulp prices reflect reasonable demand and the general weakness of the U.S. dollar versus the Euro. We are pleased with the customer acceptance of pulp from the Stendal mill and are focusing on building long-term customer contracts and eliminating the price discount associated with its start up.”

     He added: “Asian pulp markets and, in particular, China, are becoming an important market for us primarily because of the acquisition of the Celgar mill. During the current quarter of 2005, pulp demand in China was generally weak with sales prices generally around the U.S.$540 per ADMT level. In particular, pulp customers in China substantially curtailed purchases at the end of the current quarter. We currently expect pulp demand in China to improve over the next six months, which may permit some price improvement. Overall, the demand growth expectation for Asia and China is generally high.”

     Mr. Lee concluded: “This is an exciting time for the Company as we are building a world-class NBSK pulp production and sales organization. In the short term, we will be focusing on the continuing ramp up of the Stendal mill, improving its efficiency and costs, integrating our overall operations and building the depth and penetration of our NBSK marketing activities.”

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Mercer Reports 2005 First Quarter Results	Page 9

     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday, May 10, 2005 at 10:00 AM EST. Listeners can access the conference call live and archived over the Internet through a link at the company’s web site at http://www.mercerinternational.com, or at http://phx.corporate-ir.net/playerlink.zhtml?c=62074&s=wm&e=1050591. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until May 17, 2005 at 11:59 p.m. (Eastern Standard Time). The replay number is (800) 642-1687, and the passcode is 6170331.

     Mercer International Inc. is a global pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerinternational.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company’s SEC reports.

-FINANCIAL TABLES FOLLOW-

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MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2005 AND DECEMBER 31, 2004
(Euros in thousands)

	March 31,	December 31,
	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	€114,096	€49,568
Cash restricted	70,421	45,295
Receivables	64,058	54,687
Inventories	81,330	52,898
Prepaid expenses and other	5,481	4,961

Total current assets	335,386	207,409

Long-Term Assets
Cash restricted	19,074	47,538
Property, plant and equipment	1,109,765	936,035
Investments	—	983
Equity method investments	3,967	4,096
Deferred note issuance and other costs	9,459	5,069
Deferred income tax	53,789	54,519

	1,196,054	1,048,240

Total assets	€1,531,440	€1,255,649

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€82,778	€56,542
Construction costs payable	67,737	65,436
Debt, current portion	102,269	107,090

Total current liabilities	252,784	229,068

Long-Term Liabilities
Debt, less current portion	928,803	777,272
Unrealized foreign exchange rate derivative loss	4,044	—
Unrealized interest rate derivative losses	75,127	75,471
Pension and other post-retirement benefit obligations	16,622	—
Capital leases and other	9,513	9,035
Deferred income tax	4,341	2,062

	1,038,450	863,840

Total liabilities	1,291,234	1,092,908
Minority Interest	—	—

SHAREHOLDERS’ EQUITY
Shares of beneficial interest	180,856	83,397
Additional paid-in capital, stock options	14	14
Retained earnings	49,509	69,176
Accumulated other comprehensive income	9,827	10,154

Total shareholders’ equity	240,206	162,741

Total liabilities and shareholders’ equity	€1,531,440	€1,255,649

(1)

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
(Euros in thousands, except per share data)

	2005	2004

Revenues	€97,893	€50,316

Costs and expenses:
Cost of sales	90,989	45,418
General and administrative expenses	7,798	6,541
Flooding losses and expenses, less grant income	—	253

Total costs and expenses	98,787	52,212

Loss from operations	(894)	(1,896)

Other income (expense)
Interest expense	(19,263)	(2,988)
Investment income	175	934
Derivative financial instruments, net	(3,859)	(22,445)
Foreign exchange gain on debt	2,297	—
Impairment of investments	(1,645)	—

Total other expense	(22,295)	(24,499)

Loss before income taxes and minority interest	(23,189)	(26,395)
Income tax (provision) benefit	(3,035)	20

Loss before minority interest	(26,224)	(26,375)
Minority interest	6,557	7,409

Net loss	€(19,667)	€(18,966)

Retained earnings, beginning of period	69,176	49,196

Retained earnings, end of period	€49,509	€30,230

Loss per share
Basic and diluted	€(0.77)	€(1.11)

(2)

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
(Euros in thousands, except per share data)

	2005	2004
Cash Flows from (used in) Operating Activities:
Net loss	€(19,667)	€(18,966)
Adjustments to reconcile net loss to cash flows from operating activities
Cumulative unrealized losses on derivatives	3,754	22,445
Depreciation and amortization	11,161	6,429
Unrealized foreign exchange gain on debt	(2,297)	—
Impairment of investments	1,645	—
Minority interest	(6,557)	(7,409)
Deferred income taxes	3,009	(20)
Stock compensation expense	36	596
Other	392	(30)

Changes in current assets and liabilities
Receivables	(9,565)	4,014
Inventories	(8,463)	(3,014)
Accounts payable and accrued expenses	24,609	6,015
Other	(401)	(1,609)

Net cash from (used in) operating activities	(2,344)	8,451

Cash Flows from (used in) Investing Activities:
Purchase of property, plant and equipment, net of investment grants	(4,136)	(50,640)
Acquisition of Celgar pulp mill	(146,286)	—
Sale of available-for-sale securities	—	614

Net cash used in investing activities	(150,422)	(50,026)

Cash Flows from (used in) Financing Activities:
Cash restricted	3,338	(14,664)
Increase in construction costs payable	2,301	(29,371)
Proceeds from borrowings of notes payable and debt	323,093	90,000
Repayment of notes payable and debt	(178,691)	(8,384)
Repayment of capital lease obligations	(1,147)	(243)
Issuance of shares of beneficial interest	66,645	308

Net cash from financing activities	215,539	37,646

Effect of exchange rate changes on cash and cash equivalents	1,755	72

Net increase (decrease) in cash and cash equivalents	64,528	(3,857)
Cash and cash equivalents, beginning of period	49,568	51,993

Cash and cash equivalents, end of period	€114,096	€48,136

(3)

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MERCER INTERNATIONAL INC.

BUSINESS SEGMENT INFORMATION
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
(Euros in thousands)

						Corporate,
	Rosenthal	Celgar(1)	Stendal	Total		Other and	Consolidated
	Pulp	Pulp	Pulp	Pulp	Paper	Eliminations	Total
Three Months Ended March 31, 2005
Sales to external customers	€34,096	€7,616	€40,798	€82,510	€15,383	€—	€97,893
Intersegment net sales	—	—	1,554	1,554	—	(1,554)	—

	34,096	7,616	42,352	84,064	15,383	(1,554)	97,893

Operating costs	25,188	5,135	37,135	67,458	14,231	(1,687)	80,002
Depreciation and amortization	3,268	823	6,681	10,772	181	34	10,987
General and administrative	1,901	1,675	975	4,551	1,236	2,011	7,798

	30,357	7,633	44,791	82,781	15,648	358	98,787

Income (loss) from operations	3,739	(17)	(2,439)	1,283	(265)	(1,912)	(894)

Interest expense							(19,263)
Investment income							175
Derivative financial instruments, net							(3,859)
Foreign exchange gain on debt							2,297
Impairment of investments							(1,645)

							(22,295)

Loss before income taxes and minority interest							€(23,189)

Segment assets	€349,865	€220,739	€915,178	€1,485,782	€24,911	€20,747	€1,531,440

Capital expenditures	€594	€209	€2,460	€3,263	€850	€23	€4,136

Three Months Ended March 31, 2004
Sales to external customers	€35,009	€—	€—	€35,009	€15,307	€—	€50,316
Intersegment net sales	429	—	—	429	—	(429)	—

	35,438	—	—	35,438	15,307	(429)	50,316

Operating costs	25,807	—	—	25,807	13,758	(440)	39,125
Depreciation and amortization	5,582	—	—	5,582	552	159	6,293
General and administrative	1,988	—	2,741	4,729	1,174	638	6,541
Flooding grants, less losses and expenses	—	—	—	—	253	—	253

	33,377	—	2,741	36,118	15,737	357	52,212

Income (loss) from operations	2,061	—	(2,741)	(680)	(430)	(786)	(1,896)

Interest expense							(2,988)
Investment income							934
Derivative financial instruments, net							(22,445)

							(24,499)

Loss before income taxes and minority interest							€(26,395)

Segment assets	€369,523	€—	€557,672	€927,195	€29,444	€34,679	€991,318

Capital expenditures	€622	€—	€67,924	€68,546	€852	€1	€69,399

(1)	The results of the Celgar pulp mill are from the date of its acquisition on February 14, 2005.

(4)

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MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at March 31, 2005
(Unaudited)
(Euros in thousands)

The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2005, the Restricted Group was comprised of Mercer Inc., certain holding subsidiaries and Rosenthal, and the Celgar mill from the date of its acquisition on February 14, 2005. During the three months ended March 31, 2004 and as at December 31, 2004, the Restricted Group was comprised of Mercer Inc., certain holding subsidiaries and Rosenthal, which was the only member of the Restricted Group with material operations during this period. We acquired the Celgar mill in February 2005 and, as a result, its operations for the three months ended March 31, 2004 and financial condition at December 31, 2004 are not included for such periods. The Restricted Group excludes our paper operations and the Stendal mill.

	March 31, 2005
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€67,457	€46,639	€—	€114,096
Cash restricted	—	70,421	—	70,421
Receivables	30,526	33,532	—	64,058
Inventories	45,106	36,224	—	81,330
Prepaid expenses and other	2,666	2,815	—	5,481

Total current assets	145,755	189,631	—	335,386
Cash restricted	—	19,074	—	19,074
Property, plant and equipment	390,492	719,273	—	1,109,765
Other	10,049	4,129	(752)	13,426
Deferred income tax	24,206	29,583	—	53,789
Due from unrestricted group	43,917	—	(43,917)	—

Total assets	€614,419	€961,690	€(44,669)	€1,531,440

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€36,136	€46,642	€—	€82,778
Construction costs payable	—	67,737	—	67,737
Debt, current portion	—	102,269	—	102,269

Total current liabilities	36,136	216,648	—	252,784

Debt, less current portion	328,128	600,675	—	928,803
Due to restricted group	—	43,917	(43,917)	—
Unrealized derivatives loss	—	79,171	—	79,171
Other	19,400	6,735	—	26,135
Deferred income tax	1,773	2,568	—	4,341

Total liabilities	385,437	949,714	(43,917)	1,291,234

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	228,982	11,976	(752)	240,206

Total liabilities and shareholders’ equity	€614,419	€961,690	€(44,669)	€1,531,440

(5)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at December 31, 2004
(Unaudited)
(Euros in thousands)

	December 31, 2004
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€45,487	€4,081	€—	€49,568
Cash restricted	—	45,295	—	45,295
Receivables	21,791	33,060	(164)	54,687
Inventories	13,911	38,987	—	52,898
Prepaid expenses and other	1,995	2,966	—	4,961

Total current assets	83,184	124,389	(164)	207,409
Cash restricted	28,464	19,074	—	47,538
Property, plant and equipment	213,678	722,394	(37)	936,035
Other	5,936	4,212	—	10,148
Deferred income tax	26,592	27,927	—	54,519
Due from unrestricted group	43,467	—	(43,467)	—

Total assets	€401,321	€897,996	€(43,668)	€1,255,649

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€19,615	€37,091	€(164)	€56,542
Construction costs payable	—	65,436	—	65,436
Debt, current portion	15,089	92,001	—	107,090

Total current liabilities	34,704	194,528	(164)	229,068
Debt, less current portion	224,542	552,730	—	777,272
Due to restricted group	—	43,467	(43,467)	—
Unrealized derivative loss	—	75,471	—	75,471
Other	1,878	7,157	—	9,035
Deferred income tax	1,719	343	—	2,062

Total liabilities	262,843	873,696	(43,631)	1,092,908

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	138,478	24,300	(37)	162,741

Total liabilities and shareholders’ equity	€401,321	€897,996	€(43,668)	€1,255,649

(6)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
(Euros in thousands)

	March 31, 2005
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues	€41,712	€56,181	€—	€97,893

Operating costs	29,973	50,029	—	80,002
Operating depreciation and amortization	4,125	6,645	217	10,987
General and administrative	5,587	2,211	—	7,798

	39,685	58,885	217	98,787

Income (loss) from operations	2,027	(2,704)	(217)	(894)

Other income (expense)
Interest expense	(7,671)	(11,986)	394	(19,263)
Investment income	328	309	(462)	175
Derivative financial instruments, net	(105)	(3,754)	—	(3,859)
Foreign exchange gain on debt	2,297	—	—	2,297
Impairment of investments	(1,178)	—	(467)	(1,645)

Total other expense	(6,329)	(15,431)	(535)	(22,295)

Loss before income taxes and minority interest	(4,302)	(18,135)	(752)	(23,189)
Income tax provision	(3,115)	80	—	(3,035)

Loss before minority interest	(7,417)	(18,055)	(752)	(26,224)
Minority interest	—	6,557	—	6,557

Net loss	€(7,417)	€(11,498)	€(752)	€(19,667)

	March 31, 2004
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues	€35,438	€15,307	€(429)	€50,316

Operating costs	25,357	13,758	10	39,125
Operating depreciation and amortization	5,582	552	159	6,293
General and administrative	3,114	3,915	(488)	6,541
Flooding grants, less losses and expenses	—	253	—	253

	34,053	18,478	(319)	52,212

Income (loss) from operations	1,385	(3,171)	(110)	(1,896)

Other income (expense)
Interest expense	(4,076)	(566)	1,654	(2,988)
Investment income	1,106	150	(322)	934
Derivative financial instruments, net	(4,890)	(17,555)	—	(22,445)

Total other income (expense)	(7,860)	(17,971)	1,332	(24,499)

Income (loss) before income taxes and minority interest	(6,475)	(21,142)	1,222	(26,395)
Income tax benefit	—	20	—	20

Income (loss) before minority interest	(6,475)	(21,122)	1,222	(26,375)
Minority interest	—	7,409	—	7,409

Net income (loss)	€(6,475)	€(13,713)	€1,222	€(18,966)

(7)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA
For the Quarters Ended March 31, 2005 and 2004
(Unaudited)
(Euros in thousands)

	Three Months Ended
	March 31,
	2005	2004
	(in thousands)

Net loss	€(19,667)	€(18,966)
Minority interest	(6,557)	(7,409)
Income taxes (benefit)	3,035	(20)
Interest expense	19,263	2,988
Investment income	(175)	(934)
Derivative financial instruments, net	3,859	22,445
Foreign exchange gain on debt	(2,297)	—
Impairment of investments	1,645	—

Loss from operations	(894)	(1,896)
Add: Depreciation and amortization	10,987	6,293

Operating EBITDA(1)	€10,093	€4,397

(1)	Operating EBITDA does not reflect the impact of a number of items that affect net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

MERCER INTERNATIONAL INC.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
For the Quarters Ended March 31, 2005 and 2004
(Unaudited)
(Euros in thousands)

	Three Months Ended
	March 31,
	2005	2004
	(in thousands)
Restricted Group(1)
Net loss	€(7,417)	€(6,475)
Income taxes	3,115	—
Interest expense	7,671	4,076
Investment and other income	(328)	(1,106)
Derivative financial instruments, net	105	4,890
Foreign exchange gain on debt	(2,297)	—
Impairment of investments	1,178	—

Income from operations	2,027	1,385
Add: Depreciation and amortization	4,125	5,582

Operating EBITDA	€6,152	€6,967

(1)	The results of the Celgar pulp mill are not included for the three months ended March 31, 2004.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(8)

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